Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Cumulus Media Inc. Registration Statement on Form S-8 of our report dated March 30, 2011 (December 15, 2011 as to Note 24), relating to the financial statements of Citadel Broadcasting Corporation as of December 31, 2010 (Successor) and 2009 (Predecessor) and for the period from June 1, 2010 to December 31, 2010 (Successor), the period from January 1, 2010 to May 31, 2010 (Predecessor) and for the year ended December 31, 2009 (Predecessor) appearing in Form 8-K of Cumulus Media Inc. dated December 20, 2011.

DELOITTE & TOUCHE LLP

Los Angeles, California

August 15, 2012